	For Release: Contact:	Exhibit 99 June 29, 2011 Amy Rutledge Communications Manager 218-723-7400 arutledge@mnpower.com
NEWS

Minnesota Power reaches long-term agreement with
municipal customers

DULUTH, Minn. -- Minnesota Power, an ALLETE company (NYSE:ALE), has reached agreement with 15 Minnesota municipal customers on new wholesale electric service contracts that take effect July 1 and extend through June 30, 2019.

The municipal electric service contracts continue using formula-based electric rates authorized by the Federal Energy Regulatory Commission. Taken in total, the municipal contracts of Minnesota Power represent approximately 300 megawatts.

Al Hodnik, ALLETE’s Chairman, President and Chief Executive Officer, gave much credit for negotiating the new contracts to the Northern Minnesota Electrical Association, a consortium of the utility’s municipal customers.

“Powering the cities and towns in northern Minnesota is a fundamental part of our business and a significant piece of our energy load, ”Hodnik said. “We greatly value these municipal customers and the strong relationships we’ve built with them over the years. We’re excited they’ve chosen us as their power provider.“

Minnesota Power provides wholesale electric service to the municipalities of Virginia, Hibbing, Grand Rapids, Brainerd, Ely, Aitkin, Two Harbors, Proctor, Biwabik, Buhl, Gilbert, Keewatin, Mountain Iron, Pierz, Randall and Nashwauk (which signed a new long-term agreement with Minnesota Power in February).

The company also provides wholesale electric service to Superior Water, Light & Power Co. in Superior, Wis. and to Dahlberg Light and Power, based in Solon Springs, Wis.

In addition to selling electric power to municipal customers, Minnesota Power provides retail electric service to about 144,000 residents and to many large industrial customers involved in taconite and paper production and petroleum pipeline transport.

The statements contained in this release and statements that ALLETE may make orally in connection with this release that are not historical facts, are forward-looking statements. Actual results may differ materially from those projected in the forward-looking statements. These forward-looking statements involve risks and uncertainties and investors are directed to the risks discussed in documents filed by ALLETE with the Securities and Exchange Commission.